Filed pursuant to Rule 433

Registration Nos. 333-157418

and 333-157418-03

Free Writing Prospectus

Dated March 19, 2010

*NEW ISSUE* $1,074.184mm CNH 2010-A   **PRICED** 100% Pot

JOINT LEADS: RBS (str), BAS

Co-Mgrs: BNP, CS, RABO

Cl	$Sz-mm	M/S/F	WAL	WIN	E.FINAL	L.FINAL	BNCH SPD	YLD	CPN	$PX
A1	268.75	P-1/A-1+/F1+	0.43	1-9	12/15/10	04/15/11	IntL -1	0.35377	0.35377	100
A2	172.00	Aaa/AAA/AAA	0.99	10-17	08/15/11	08/15/12	EDSF +25	0.816	0.81	99.99546
A3	396.00	Aaa/AAA/AAA	2.15	17-36	03/15/13	07/15/14	ISWPS+30	1.552	1.54	99.98523
A4	205.21	Aaa/AAA/AAA	3.73	36-48	03/15/14	01/15/16	ISWPS+40	2.512	2.49	99.96817
B	32.224	A1/A/A	3.97	48-48	03/15/14	09/15/16	ISWPS+185	4.080	4.04	99.97907

BILL & DELIVER	: RBS
EXPECTED SETTLEMENT DATE	: March 25, 2010
FIRST PAYMENT DATE	: April 15, 2010
Public/144A	: PUBLIC
ERISA-Eligible	: Yes
BLOOMBERG TICKER	: CNH 2010-A

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov <http://www.sec.gov/>.

Alternatively, RBS will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbs.com.